June 8, 2006 09:00 AM ET

Information Architects Acquires CDE, Council of Debt Education, in Order to Expand Their Credit Processing Services

Information Architects (OTCBB: IACH), a leader in online information solutions, today announced the acquisition of Council of Debt Education (CDE). Through the acquisition of CDE, Information Architects solidifies their commitment to enhancing the quality of life for consumers.

The Council of Debt Education (www.dumpdebt.com) provides debt education and debt settlement services that typically reduce credit card balances by fifty percent or more. CDE mediates the relationship between creditors and debtors through negotiations that reduce credit card balances as well as interests, late fees, and penalties. With a strong and successful track record the growth of CDE has been steady at an average of 30 percent annually.

IA intends to utilize resources within CDE to expand their credit processing services in order to offer new and existing customers easier access to products and solutions.

"With our Credit Card Processing Company, CDE provides a strategic fit that allows Information Architects to further develop our pre-paid debit card programs. CDE will provide an immediate infusion of Card Programs based on its strong client base. The ability to obtain a company that is cash flow positive as well as being a strategic fit is a great opportunity for Information Architects," states Todd K. Morgan, CEO of Information Architects.

CDE's average client carries approximately 27,000 dollars of debt; CDE fills a vital role in lifting the burden of debt placed on the average American family. Information Architects realize that without the worry of debt, the availability of quality television, entertainment and recreational venues, families will be able to afford and create memories that will last a lifetime.

"This is great progress for Information Architects; CDE is an acquisition that fits perfectly into our operational business plan while strengthening our mission and commitment to the consumer. We will be able to provide solutions in every area that is important and necessary to consumers. CDE will quickly provide a strong revenue steam for Information Architects," added Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to include the entertainment and publishing industry.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.